Exhibit 99.1

                    Snap-on Expects EPS of $0.37 - $0.40 for
     Third-quarter 2004; Estimates EPS of $1.35 - $1.45 for Full-year 2004;
                     Anticipates Continued Strong Cash Flow

    KENOSHA, Wis.--(BUSINESS WIRE)--Sept. 28, 2004--Snap-on Incorporated (NYSE:SNA), a global leader in tools, diagnostics and equipment, today provided updated information concerning results it expects for third-quarter and full-year 2004.
    Net earnings for the third quarter of 2004 are expected to be in the range of $0.37 to $0.40 per diluted share, which compares with $0.30 per diluted share for the third quarter of 2003. Earnings for the 2004 third quarter are expected to include approximately $0.05 per share of continuous improvement costs compared to $0.16 per share in last year's third quarter.
    For full-year 2004, net earnings are estimated to be in the range of $1.35 to $1.45 per diluted share. For 2003, net earnings were $1.35 per diluted share. Earnings for full-year 2004 are expected to include $0.26 per share of continuous improvement costs compared to $0.34 per share last year.
    Approximately 50 percent of the reduced earnings outlook for the remainder of 2004 is due to slower-than-expected improvement in achieving cost and productivity benefits from the U.S. hand-tool plant consolidations; as well as cost increases on raw materials, particularly steel, which occurred after the mid-year price increase; and the effects of adjusting U.S. production schedules for certain product lines in the fourth quarter. Another significant factor is that the economies in Western Europe are now anticipated to be not as strong in the latter part of 2004, as had been expected earlier, causing lower-than-anticipated results for the European tool and equipment businesses in the Commercial and Industrial Group segment. Furthermore, there have been, and it is expected there will continue to be in the fourth quarter, disruptions in the U.S. dealer business as a result of the recent hurricanes in the Southern and Eastern coastal parts of the United States that have impacted customers' businesses in those areas.
    Sales and earnings are benefiting from the successful launch of new handheld diagnostics and software products in the U.S. and U.K., including the new SOLUS(TM) Scanner(TM) tool, which has been well received by Snap-on dealers and vehicle-repair technicians. In addition, Snap-on expects to benefit from a lower tax rate in the third quarter, similar to that realized in the 2003 third quarter, which amounted to $0.05 per share.
    Snap-on expects cash flow to remain strong for the third quarter and full year. At the end of third-quarter 2004, cash is estimated to be approximately $140 million compared with $127 million at the end of second-quarter 2004. On January 21, 2004, Snap-on announced its intention to repurchase 750,000 to 1 million shares of common stock in 2004. To date, the Company has purchased 900,000 shares. Snap-on may repurchase more than the previously announced 1 million shares before the end of 2004, pursuant to previously disclosed Board authorizations.
    "As exemplified by our strong cash flow, we believe that progress toward our goals is being made. The consolidation of our U.S. hand-tool plants has been challenging, and we believe the full benefits will not be realized until the first half of 2005," said Dale
F. Elliott, chairman and chief executive officer. "Despite internal and external factors that have caused us to lower our outlook for the remainder of 2004, we will remain focused on executing our Lean conversion. This continued Lean implementation, coupled with near-term action plans, such as price adjustments to address the issue of steel cost increases, we believe should give us an improved operating platform for 2005."
    A discussion of this announcement will be webcast at 8:00 a.m. CDT today, and a replay will be available for at least 10 days following the call. To access the audio presentation, go to www.snapon.com, click on the Investor Information tab at the top of the page and then on Presentations in the menu to the left. There you will see the link to the call. Additional detail about Snap-on is also available on the Snap-on Web site.
    Snap-on expects to announce final third-quarter results on October
27, 2004.
    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 12,000 people worldwide.

    Important information about forward-looking statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "targets," "plans," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that any forward-looking statements included in this release that are based upon assumptions and estimates were developed by management in good faith and that management believes such assumptions and estimates to be reasonable as of the date of this release. However, these statements are subject to risks, uncertainties or other factors, including some events that may not be within the control of the company, that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. These risks and uncertainties include, without limit, uncertainties related to estimates, assumptions and projections generally, and the timing and progress with which Snap-on can continue to achieve savings from cost reduction, continuous improvement and other Operational Fitness initiatives; make improvements in supply chain efficiencies; make effective improvements in machine maintenance, plant productivity and manufacturing line set-up and change-over practices; as well as uncertainties related to the company's capability to retain and attract dealers, effectively implement new programs, capture new business, introduce successful new products and other Profitable Growth initiatives; and its ability to withstand disruption arising from planned facility closures. These risks also include uncertainties related to Snap-on's ability to withstand external negative factors including terrorist disruptions on business; potential changes in trade, monetary and fiscal policies, regulatory reporting requirements, laws and regulations, or other activities of governments or their agencies, including military actions and such aftermath that might occur; the impact on approximately ten percent of the dealer network and on the Company's sales from the hurricane season in the Southern and Eastern coastal regions of the United States and related impact of decreased sales on the operating income from financial services; and the absence of significant changes in the current competitive environment, inflation, interest rates, legal proceedings, and energy and raw material supply and pricing (including steel), supplier disruptions, currency fluctuations, or the material worsening of economic and political situations around the world, particularly in North America and Europe. In addition, investors should be aware that generally accepted accounting principles prescribe when a company should reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results, therefore, may appear to be volatile in certain accounting periods.
    These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results or regarded as a representation by the Company or its management that the projected results will be achieved. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release. Any opinions, estimates or forecasts regarding Snap-on performance made by analysts are theirs alone and do not represent the opinions, forecasts or predictions of Snap-on or its management, nor does Snap-on endorse or otherwise comment on such forecasts.

    CONTACT: Snap-on Incorporated
             Richard Secor, 262-656-5561 (Media)
             William Pfund, 262-656-6488 (Investors)
             www.snapon.com